News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Board Appoints Robert Jackson as an Independent Director

New York – (BUSINESS WIRE) – March 2, 2011 – Artio Global Investors Inc. (NYSE: ART) today reported that Robert Jackson has been appointed to its Board of Directors.  He was also appointed to its Audit and Compensation committees.

From 1995 through 2006, Mr. Jackson held several roles at American Century Investments, an investment management company, including Principal Financial Officer.  Prior to joining American Century, Mr. Jackson held various leadership positions at Kemper Corporation, a financial services company.  Since his retirement in 2006, he has provided support for his former employer and in 2007 he began to serve as a director of DST Systems, Inc., a position he still holds.

“It is with great pleasure that we welcome Bob to our Board,” said Richard C. Pell, Chairman, Chief Executive Officer and Chief Investment Officer. “His expertise and wealth of experience in the mutual fund and financial services industry will be invaluable as we examine further avenues of business growth and move toward our strategic goal of building a diversified, multi-generational asset management company.”

About the Company

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global Management”), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Best known for International Equities, Artio Global Management also offers a select group of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and SEC-registered mutual funds.

Since 1995, our investment professionals have built a successful long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long-term.

For more information, please visit www.artioglobal.com.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com